Filed pursuant to Rule 433
File Nos. 333-151266 and 333-151267
June 17, 2008
Thomson Reuters Corporation
Final Pricing Term Sheet — 5.95% Notes due 2013

Issuer:	Thomson Reuters Corporation
Guarantor:	Thomson Reuters PLC
Current Ratings:	Baa1/A-/A-/AL
Security Type:	SEC Registered
Principal Amount:	$750,000,000
Maturity Date:	July 15, 2013
Coupon:	5.95%
Public Offering Price:	99.498%
Yield to Maturity:	6.065%
Spread:	+243 basis points
Benchmark Treasury:	UST 3.50% due May 31, 2013
Treasury Yield/Price:	3.635% / 99-12+
Trade Date:	6/17/2008
Settlement Date:	6/20/2008
Interest Payment Dates:	January 15 & July 15 commencing 1/15/2009
CUSIP:	884903 BA2
Make-Whole Call:	Greater of Par or T+ 40 basis points
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
Joint Bookrunning	Barclays Capital Inc.
Managers:	Greenwich Capital Markets, Inc.
J.P. Morgan Securities Inc.
Morgan Stanley & Co. Incorporated
Senior Co-Managers:	Banc of America Securities LLC
RBC Capital Markets Corporation
Lehman Brothers Inc.
Co-Managers:	BMO Capital Markets Corp.
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
HSBC Securities (USA) Inc.
Standard Chartered Bank
TD Securities (USA) LLC
UBS Securities LLC
Wachovia Capital Markets, LLC
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

This communication is intended for the sole use of the person to whom it is provided by us.
The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-227-2275, Ext. 2663, Greenwich Capital Markets, Inc. toll free at 1-866-884-2071, J.P. Morgan Securities Inc. collect at 1-212-834-4533 or Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649.

Thomson Reuters Corporation
Final Pricing Term Sheet — 6.50% Notes due 2018

Issuer:	Thomson Reuters Corporation
Guarantor:	Thomson Reuters PLC
Current Ratings:	Baa1/A-/A-/AL
Security Type:	SEC Registered
Principal Amount:	$1,000,000,000
Maturity Date:	July 15, 2018
Coupon:	6.50%
Public Offering Price:	99.084%
Yield to Maturity:	6.625%
Spread:	+243 basis points
Benchmark Treasury:	UST 3.875% due May 15, 2018
Treasury Yield/Price:	4.195% / 97-13+
Trade Date:	6/17/2008
Settlement Date:	6/20/2008
Interest Payment Dates:	January 15 & July 15 commencing 1/15/2009
CUSIP:	884903 BB0
Make-Whole Call:	Greater of Par or T+ 40 basis points
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
Joint Bookrunning	Barclays Capital Inc.
Managers:	Greenwich Capital Markets, Inc.
J.P. Morgan Securities Inc.
Morgan Stanley & Co. Incorporated
Senior Co-Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Banc of America Securities LLC
RBC Capital Markets Corporation
Lehman Brothers Inc.
Co-Managers:	BMO Capital Markets Corp.
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
HSBC Securities (USA) Inc.
Standard Chartered Bank
TD Securities (USA) LLC
UBS Securities LLC
Wachovia Capital Markets, LLC
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
This communication is intended for the sole use of the person to whom it is provided by us.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-227-2275, Ext. 2663, Greenwich Capital Markets, Inc. toll free at 1-866-884-2071, J.P. Morgan Securities Inc. collect at 1-212-834-4533 or Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649.